Exhibit 99.2

Vahanna Tech Edge Acquisition I Corp. Announces Closing of $200.1 Million Initial Public Offering

New York – November 26, 2021 – Vahanna Tech Edge Acquisition I Corp. (the “Company”) today announced that it has closed its initial public offering of 20,010,000 units, including 2,610,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “VHNAU” on November 23, 2021. Each unit consists of one share of Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “VHNA” and “VHNAW,” respectively.

Vahanna Tech Edge Acquisition I Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies with a strong connection to India and catering to a large addressable market opportunities in India or other developed geographies such as the Americas and Europe.

Mizuho Securities acted as the sole bookrunner for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 22, 2021. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York, 10020, Attention: Equity Capital Markets; Telephone: 212-205-7600. Copies of the Company’s registration statement and prospectus for the offering are available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Such forward-looking statements include the use of net proceeds and the Company’s search for an initial business combination. No assurance can be given that the proceeds of the Offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and the prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Vahanna Tech Edge Acquisition I Corp.

https://www.vahannatech.com/contact-us